Exhibit 10.7

Execution Version

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is entered into as of June 25, 2015, by and between Mary Anne Heino, an individual (“Employee”), and Lantheus Medical Imagining, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company and the Employee are party to that certain Employment Agreement entered onto on August 12, 2013 (the “Initial Employment Agreement”);

WHEREAS, the initial employment agreement was amended and restated in its entirety by the parties pursuant to that certain amended and restated employment agreement, dated March 16, 2015 (the “Employment Agreement”);

WHEREAS, the first underwritten public offering and sale of shares of common stock of Lantheus Holdings, Inc. (“Holdings”), the Company’s parent, for cash pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Initial Public Offering”) shall occur in the near future;

WHEREAS, in anticipation of Holdings’ Initial Public Offering, the Company and Employee desire to amend the Employment Agreement to reflect the changes set forth herein; provided, that such amendments and this Amendment shall be effective upon the consummation of such Initial Public Offering; and

WHEREAS, capitalized terms that are not defined herein shall have the same meaning as set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Amendment to Employment Agreement.

(a) The first sentence of Section 3 of the Employment Agreement is amended and restated in its entirety to read as follows:

“During Executive’s employment hereunder, the Company shall pay Executive a base salary at the annualized rate of $400,000, payable in regular installments in accordance with the Company’s payment practices from time to time.”

(b) Section 4 of the Employment Agreement is amended and restated in its entirety to read as follows:

“4. Annual Bonus. With respect to each full fiscal year ending during Executive’s employment hereunder, Executive shall be eligible to earn an annual bonus award of sixty-eight percent (60%) of Executive’s Base Salary (the “Target”), and a maximum bonus opportunity of one hundred and eight percent (108%) of Executive’s Base Salary for such fiscal year, in each case, based upon achievement of annual EBITDA and/or other performance targets established by the Compensation Committee of the Board within the first three months of each fiscal year (the “Annual Bonus”). Annual Bonuses, if any, are generally paid in March of the year following the year to which such Annual Bonus relates, by the 15th of that month; provided, that Executive is an active employee in good standing with the Company on such date of payment.”

(c) Section 8(a)(i) of the Employment Agreement is amended and restated in its entirety to read as follows:

“(i) an amount equal to the sum of (x) a pro rata portion of an amount equal to 60% of Executive’s Base Salary on the date of termination, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, plus (y) Executive’s Base Salary on the date of termination, less taxes and withholdings, payable in substantially equal installments over a period of 12 months in accordance with the Company’s normal payroll practices, with payments commencing with the Company’s first payroll after the sixtieth (60th) day following Executive’s termination of employment, and such first payment shall include any such amounts that would otherwise be due prior thereto;”

(d) Section 8(a)(ii) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(ii) [Intentionally Deleted];”

(e) Section 8(b)(i) of the Employment Agreement is amended and restated in its entirety to read as follows:

“(i) an amount equal to the sum of (x) an amount equal to 60% of Executive’s Base Salary on the date of termination, plus (y) Executive’s Base Salary on the date of termination, less taxes and withholdings, payable in substantially equal installments over a period of 12 months in accordance with the Company’s normal payroll practices, with payments commencing with the Company’s first payroll after the sixtieth (60th) day following Executive’s termination of employment, and such first payment shall include any such amounts that would otherwise be due prior thereto;”

(f) Section 8(b)(ii) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(ii) [Intentionally Deleted];”

(g) Section 13(h) of the Employment Agreement is amended and restated in its entirety to read as follows:

“(h) Section 409A.

(i) The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A (“Section 409A”).

(ii) If any payment, compensation or other benefit provided to Executive under this Agreement in connection with Executive’s “separation from service” (within the meaning of Section 409A) is determined, in whole or in part, to constitute “nonqualified deferred compensation” (within the meaning of Section 409A) and Executive is a specified employee (as defined in Code Section 409A(a)(2)(B)(i)) at the time of separation from service, no part of such payments shall be paid before the day that is six months plus one day after the date of separation or, if earlier, ten business days following Executive’s death (the “New Payment Date”). The aggregate of any payments and benefits that otherwise would have been paid and/or provided to Executive during the period between the date of separation of service and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments and/or benefits that remain outstanding as of or following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service (within the meaning of Section 409A).

(iv) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(v) For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within 30 days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.”

(h) A new Section 14 is hereby added to the Employment Agreement as follows:

“(a) Anything in this Agreement to the contrary notwithstanding, in the event that the receipt of all payments or distributions by the Company in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject the Executive to the excise tax under Section 4999 of the Code, the accounting firm which audited the Company prior to the corporate transaction which results in the application of such excise tax (the “Accounting Firm”) shall determine whether to reduce any of the Payments to the Reduced Amount (as defined below). The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Executive shall receive all Payments to which the Executive is entitled.

(b) If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 14 shall be made as soon as reasonably practicable and in no event later than sixty (60) days following the date of termination or such earlier date as requested by the Company. For purposes of reducing the Payments to the Reduced Amount, such reduction shall be implemented by determining the Parachute Payment Ratio (as defined below) for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts having later payment dates being reduced first. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Payments with a lower Parachute Payment Ratio. In all cases, the reduction of Payments shall be implemented in a manner that complies with Section 409A of the Code. All other provisions of any agreement embodying the Payments shall remain in full force and effect. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement or otherwise which should not have been so paid or distributed (the “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement or otherwise could have been so paid or distributed (the “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d) For purposes hereof, the following terms have the meanings set forth below: (i) “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the

Accounting Firm determines to reduce Payments pursuant to this Section 14, (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive certifies, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s), and (iii) “Parachute Payment Ratio” shall mean a fraction the numerator of which is the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the applicable Payment for purposes of Section 280G and the denominator of which is the intrinsic value of such Payment.”

2. References. All references in the Employment Agreement to “this Agreement” and any other references of similar import shall hereinafter refer to the Employment Agreement as amended by this Amendment.

3. Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

4. Governing Law. This Amendment shall be governed by, construed and interpreted in all respects, in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

5. Amendment Effective Date. This Amendment shall be effective as of immediately prior to the consummation of Holdings’ Initial Public Offering, and to the extent such Initial Public Offering does not occur prior to December 31, 2015, this amendment shall be void ab inito.

6. Counterparts. This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

LANTHEUS MEDICAL IMAGING, INC.

By	/s/ Michael P. Duffy
Name:	Michael P. Duffy
Title:	Vice President, General Counsel and Secretary

ACCEPTED AND AGREED:

/s/ Mary Anne Heino
Name:	Mary Anne Heino
Title:	Chief Operating Officer
Date:	June 25, 2015